Exhibit 99.1

Overlook Corporate Center 150 Clove Rd. – 9th Floor Little Falls, NJ 07424-2139 USA www.cantelmedical.com

Cantel Announces Full Exercise of Option by Initial Purchasers to Purchase Additional Convertible Senior Notes

Little Falls, New Jersey – (May 22, 2020) - CANTEL MEDICAL CORP. (NYSE:CMD) (“Cantel” or the “Company”) today announced the sale of $28 million in aggregate principal amount of its 3.25% convertible senior notes due 2025 in respect of the Company’s previously announced private offering of the notes to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the full exercise by the initial purchasers of their option to purchase additional notes. The Company has issued a total of $168 million aggregate principal amount of the notes pursuant to such offering.

The net proceeds from the May 22nd sale of the incremental notes was approximately $27.2M after deducting the initial purchasers’ discounts and commissions, and before the cost of offering expenses payable by the Company. The Company expects to use these net proceeds from the notes offering for general corporate purposes, inclusive of the application of at least 50% of the amount to the repayment of debt under the Company’s credit facilities as required by the second amendment to its credit agreement entered into on May 11, 2020.

The notes and the common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act or any applicable state securities laws. As a result, neither the notes nor the common stock, if any, issuable upon conversion of the notes may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of such state.

About Cantel Medical:

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, instruments and instrument reprocessing workflow systems serving the dental industry, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

Overlook Corporate Center 150 Clove Rd. – 9th Floor Little Falls, NJ 07424-2139 USA www.cantelmedical.com

For further information, visit www.cantelmedical.com.

Contact:	Matthew Micowski
VP, Corporate FP&A and Investor Relations
mmicowski@cantelmedical.com

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Quarterly Reports on Form 10-Q we have filed or will file hereafter, as further updated by our Current Report on Form 8-K dated May 12, 2020. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.